      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 2000


                                                      REGISTRATION NO. 333-35756

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                         ------------------------------

                        REGENERATION TECHNOLOGIES, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                        8731                     59-3466543
 (State or other jurisdiction        (Primary Standard       (I.R.S. Employer Number)
              of                        Industrial             Identification No.)
incorporation or organization)     Classification Code)

                              ONE INNOVATION DRIVE
                             ALACHUA, FLORIDA 32615
                                 (904) 418-8888

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JAMES M. GROOMS
                            CHIEF EXECUTIVE OFFICER
                        REGENERATION TECHNOLOGIES, INC.
                              ONE INNOVATION DRIVE
                             ALACHUA, FLORIDA 32615
                                 (904) 418-8888

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                WITH COPIES TO:

               WARREN J. NIMETZ, ESQ.                                    JOSEPH E. MULLANEY III, ESQ.
             FULBRIGHT & JAWORSKI L.L.P.                                  PETER T. BUTTERFIELD, ESQ.
                  666 FIFTH AVENUE                            MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.
              NEW YORK, NEW YORK 10103                                       ONE FINANCIAL CENTER
                   (212) 318-3000                                         BOSTON, MASSACHUSETTS 02111
                                                                                (617) 542-6000

                         ------------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:

  As soon as practicable after this Registration Statement becomes effective.

                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Regeneration Technologies in connection with the sale of the common stock being registered hereby. All the amounts shown are estimated, except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

SEC Registration Fee........................................  $22,770
NASD Filing Fee.............................................  $ 9,125
Nasdaq National Market Listing Fee..........................  $  *
Printing Expenses...........................................  $  *
Legal Fees and Expenses.....................................  $  *
Accounting Fees and Expenses................................  $  *
Blue Sky Expenses and Counsel Fees..........................  $  *
Transfer Agent and Registrar Fees...........................  $  *
Miscellaneous...............................................  $  *
                                                              -------
    Total...................................................  $  *
                                                              =======

------------------------

*   To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145(a) of the General Corporation Law of the State of Delaware ("DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

    Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

    Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein:

    - he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith;

    - that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled;

    - and that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

    Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director:

    - for any breach of the director's duty of loyalty to the corporation or its stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the DGCL; or

    - for any transaction from which the director derived an improper personal benefit.

    Article Ninth of Regeneration Technologies's Certificate of Incorporation contains substantially the same provisions for indemnification as those contained in Section 145 of the DGCL. Additionally, Article Ninth provides that in any judicial proceeding in which a person seeks indemnification pursuant to Article Ninth, the burden of proving that such person is not entitled to indemnification shall be on Regeneration Technologies. Article Ninth further provides that any person who successfully establishes a right to indemnification, in whole or in part, under Article Ninth in any such proceeding shall be indemnified by Regeneration Technologies against expenses incurred (including attorneys' fees) in establishing such right to indemnification. Finally, Article Ninth provides that in the event the DGCL is amended to expand further the indemnification permitted to the persons covered by Article Ninth, Regeneration Technologies shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended. Reference is made to the Regeneration Technologies' Amended Certificate of Incorporation and By-Laws filed as Exhibits
3.1 and 3.2, respectively.

    Article Tenth of Regeneration Technologies's Certificate of Incorporation, states that to the fullest extent permitted by the DGCL, no director of Regeneration Technologies shall be personally liable to Regeneration Technologies, any of its stockholders or any other person or entity for monetary damages for breach of fiduciary duty owed to Regeneration Technologies, its stockholders or such other person or entity owing to such director's position as a director of Regeneration Technologies.

    Regeneration Technologies intends to enter into indemnification agreements with its current directors and executive officers. Regeneration Technologies intends to insure its directors and officers against losses arising from any claim against them as such for wrongful acts or omission, subject to certain limitations.

    Under Section 8 of the Underwriting Agreement, the underwriters are obligated, under certain circumstances, to indemnify officers, directors and controlling persons of Regeneration Technologies against certain liabilities, including liabilities under the Securities Act of 1933. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since inception, Regeneration Technologies has sold unregistered securities in the amounts, at the times, and for the aggregate amounts of consideration listed as follows:

        DATE                   CLASS                 SHARES              PURCHASER        CONSIDERATION
---------------------   --------------------  --------------------  --------------------  -------------
February 1998           Series A Preferred    600,000               UFTB                   $   (39,643)
                        Stock                 600,000               UFRF
                                              --------------------
                                              577,348               James M. Grooms

February 1998           Series B Preferred    748,152               16 individuals and     $ 6,580,000
                        Stock                                       entities

February 1998           Common stock          770,752               124 individuals                  0

October 1999            Series C Preferred    368,990 and warrants  Stephens-              $10,000,000
                        Stock Warrants        to purchase 46,124    Regeneration LLC
                                              shares of common      Medtronic Asset
                                              stock                 Management, Inc.

February 2000           Common stock          9,225                 Charles                $   250,000
                                                                    Garrison, M.D.

Inception through       Common stock          271,010               347 individuals                  0
12/31/99                underlying options

    No underwriters were engaged in connection with the foregoing offers and sales of securities. Such offers and sales of common stock and preferred stock were made in reliance upon the exemption from registration set forth in
Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder for transactions not involving a public offering, and all purchasers were accredited investors as such term is defined in Rule 501(a) of Regulation D. Issuances of options to Regeneration Technologies's employees, directors and consultants were made pursuant to Rule 701 promulgated under the Securities Act of 1933.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


         NO.            DESCRIPTION
---------------------   -----------
         1.1            Underwriting Agreement*

         3.1            Certificate of Incorporation of Regeneration Technologies,
                        Inc.*

         3.2            Bylaws*

         4.1            Amended and Restated Registration Rights Agreement dated as of October 11, 1999, by and among Regeneration Technologies,
                        Inc. and the Stockholders listed on Exhibits A, B and C
                        thereto.**

         4.2            Stockholder's Agreement dated as of October 11, 1999, by and among Regeneration Technologies and the Stockholders listed on exhibits A, B and C thereto.**

         5.1 Opinion of Fulbright & Jaworski L.L.P. regarding the legality of the shares*

        10.1            Program Transfer Agreement between Regeneration
                        Technologies, Inc. and the University of Florida Tissue
                        Bank, Inc. dated April 15, 1999.+

        10.2            Tissue Recovery Agreement between Regeneration Technologies,
                        Inc. and the University of Florida Tissue Bank, Inc. dated
                        April 15, 1999.+

        10.3            Exclusive Distributorship Agreement between Regeneration
                        Technologies, Inc. and C.R. Bard, Inc., dated June 6, 1998.+

        10.4            Exclusive License Agreement between Regeneration
                        Technologies, Inc., as successor in interest to the
                        University of Florida Tissue Bank, Inc. and Exactech, Inc.,
                        dated April 22, 1997, as amended.+

        10.5            Management Services Agreement between Regeneration
                        Technologies, Inc., as successor in interest to the University of Florida Tissue Bank, Inc. and Sofamor Danek
                        Group, dated July 23, 1996.+

        10.6            Management Services Agreement between Regeneration
                        Technologies, Inc., as successor in interest to the University of Florida Tissue Bank, Inc., and Sofamor Danek
                        Group, dated May 11, 1998.+

        10.7            Master Lease Agreement between Regeneration Technologies,
                        Inc., as successor in interest to the University of Florida
                        Tissue Bank, Inc., and American Equipment Leasing, dated
                        January 23, 1998.*

        10.8            Purchase Contract between Regeneration Technologies, Inc.
                        and Echelon International Corp., dated January 31, 2000, as amended.**

        10.9            Lease between Echelon International Corp. and Regeneration
                        Technologies, Inc., dated February 4, 2000.**

        10.10           Sublease between Regeneration Technologies, Inc. and the
                        University of Florida Tissue Bank, Inc., dated February 12,
                        1998.*

        10.11           Lease between Regeneration Technologies, Inc. and First
                        Street Group L.C., dated June 14, 1999.**

        10.12           Lease agreement between Georgia Tissue Bank Inc. and Charles
                        P. Garrison, dated November 1, 1999.**

        10.13           Employment Agreements between Regeneration Technologies,
                        Inc. and James M. Grooms, dated February 9, 1998.**

        10.14           Employment Agreements between Regeneration Technologies,
                        Inc. and Richard R. Allen, dated February 13, 1998.**

        10.15           Employment Agreements between Regeneration Technologies,
                        Inc. and Frederick C. Preiss, dated November 25, 1998.**

        10.16           Employment Agreements between Regeneration Technologies,
                        Inc. and Thomas Brewer, dated June 15, 1998.**

        10.17           Employment Agreements between Regeneration Technologies,
                        Inc. and James P. Abraham, dated November 28, 1998.**

        10.18           Employment Agreements between Regeneration Technologies,
                        Inc. and Nancy R. Holland, dated February 13, 1998.**

        10.19           Omnibus Stock Option Plan.**

        10.20           Year 2000 Compensation Plan.**

        10.21           Form of indemnification agreement between Regeneration
                        Technologies, Inc. and its directors and executive officers.*

        10.22           Line of Credit Agreement, dated September 1999.*

        10.23           Mortgage between Regeneration Technologies, Inc. and Bank of
                        America, N.A., dated March 30, 2000.*

        10.24           Promissory Note between Regeneration Technologies, Inc. and
                        Bank of America, N.A., dated March 30, 2000.*

        23.1            Consent of Fulbright & Jaworski L.L.P. (included in Exhibit
                        5.1)*

        23.2 Consent of Deloitte & Touche LLP to the consolidated financial statements and supplemental schedule of Regeneration Technologies, Inc. and subsidiary.**

        23.3            Consent of Deloitte & Touche LLP to the Statements of
                        Revenues and Direct Costs of the predecessor business of Regeneration Technologies, Inc.**

        24.1            Power of attorney**

        27.1            Financial Data Schedule**


------------------------

*   To be filed by amendment


**  Previously filed



+ Confidentiality requested, confidential portions have been omitted and filed separately with the Commission, as required by Rule 406(b).



    (b) Consolidated Financial Statement Schedule.


                SCHEDULE II--VALUATIONS AND QUALIFYING ACCOUNTS

    All other schedules are omitted because they are not required or are not applicable or the information is included in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alachua, State of Florida, on May 12, 2000.


                                                       REGENERATION TECHNOLOGIES, INC.

                                                       By:             /s/ JAMES M. GROOMS
                                                            -----------------------------------------
                                                                         James M. Grooms
                                                                    CHAIRMAN OF THE BOARD AND
                                                                     CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below and on the following page constitutes and appoints each of James M. Grooms and Richard R. Allen as his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments including post-effective amendments, to this Registration Statement, (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that any said attorney-in-fact and agent, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                 /s/ JAMES M. GROOMS                   Chairman of the Board (principal
     -------------------------------------------         executive officer) and Chief    May 12, 2000
                   James M. Grooms                       Executive Officer

                /s/ RICHARD R. ALLEN                   Chief Financial Officer
     -------------------------------------------         (principal financial and        May 12, 2000
                  Richard R. Allen                       accounting officer)

                          *                            Director
     -------------------------------------------                                         May 12, 2000
                  Philip R. Chapman

                          *                            Director
     -------------------------------------------                                         May 12, 2000
                   Peter F. Gearen

                          *                            Director
     -------------------------------------------                                         May 12, 2000
                  Michael J. Odrich

                          *                            Director
     -------------------------------------------                                         May 12, 2000
                 Anthony C. Phillips

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                          *                            Director
     -------------------------------------------                                         May 12, 2000
                  E. Ronald Pickard

                          *                            Director
     -------------------------------------------                                         May 12, 2000
                   Daniel L. Weber



*By:  /s/ RICHARD R. ALLEN
      ---------------------------------------
      Richard R. Allen
      as Attorney-in-Fact